Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
         Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Investors Bancorp, Inc. Announces First Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - April 24, 2019 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $48.2 million, or $0.18 per diluted share, for the three months ended March 31, 2019 compared to $57.9 million, or $0.20 per diluted share, for the three months ended March 31, 2018.

The Company also announced today that its Board of Directors declared a cash dividend of $0.11 per share to be paid on May 24, 2019 to stockholders of record as of May 10, 2019.

Kevin Cummings, Chairman and CEO, commented, “It was a challenging quarter for the industry given the difficult interest rate environment. However, we are encouraged that pressure on our net interest margin should abate as the Federal Reserve remains on pause regarding interest rates.”

Mr. Cummings also commented, “Credit quality and capital remain strong. This quarter we repurchased shares totaling $73.7 million and paid dividends of $31.0 million.”

Performance Highlights

•
Total assets increased $316.6 million, or 1.2%, to $26.55 billion at March 31, 2019 from $26.23 billion at December 31, 2018. Effective January 1, 2019, the Company adopted new accounting guidance that requires leases to be recognized on its Consolidated Balance Sheet as a right-of-use asset and a lease liability. Our right-of-use assets and lease liabilities were $187.6 million and $197.3 million, respectively, at March 31, 2019.

•	Net loans increased $125.0 million, or 0.6%, to $21.50 billion at March 31, 2019 from $21.38 billion at December 31, 2018.

•	Total deposits increased $49.7 million, or 0.3%, to $17.63 billion at March 31, 2019 from $17.58 billion at December 31, 2018.

•	Total non-interest income was $11.2 million for the three months ended March 31, 2019, an increase of $2.1 million, or 22.9%, compared to the three months ended March 31, 2018.

•	Total non-interest expense was $103.4 million for the three months ended March 31, 2019, an increase of $2.3 million, or 2.3%, compared to the three months ended March 31, 2018.

•	During the three months ended March 31, 2019, the Company repurchased 6.2 million shares of its outstanding common stock for approximately $73.7 million.

Financial Performance Overview
First Quarter 2019 compared to Fourth Quarter 2018
For the first quarter of 2019, net income totaled $48.2 million, an increase of $14.8 million as compared to $33.3 million for the fourth quarter of 2018. The changes in net income on a sequential quarter basis are highlighted below.

Net interest income decreased by $6.6 million, or 3.9%, as compared to the fourth quarter of 2018. Changes within interest income and expense categories are as follows:

•
Interest expense increased $8.4 million, primarily attributable to the weighted average cost of interest-bearing liabilities, which increased 12 basis points to 1.81% for the three months ended March 31, 2019. The average balance of total interest-bearing liabilities increased $480.3 million, or 2.4%, to $20.63 billion.

•
An increase in interest and dividend income of $1.8 million, or 0.7%, to $256.2 million as compared to the fourth quarter of 2018 primarily attributable to a $474.6 million increase in the average balance of net loans primarily from loan originations, offset by paydowns and payoffs. The weighted average yield on net loans decreased 3 basis points to 4.19%, driven by a decrease in prepayment penalties. In addition, the fourth quarter of 2018 included increased interest income from the paydown and payoff of trust preferred securities.

•	Prepayment penalties, which are included in interest income, totaled $3.7 million for the three months ended March 31, 2019 as compared to $5.2 million for the three months ended December 31, 2018.
Net interest margin decreased 14 basis points to 2.55% for the three months ended March 31, 2019 compared to the three months ended December 31, 2018, driven by the higher cost of interest-bearing liabilities and reduced income from prepayment penalty fees and trust preferred security paydowns and payoffs. Excluding the impact of prepayment penalty fees and trust preferred security paydowns and payoffs, net interest margin decreased 6 basis points for the three months ended March 31, 2019 compared to the three months ended December 31, 2018.
Total non-interest income was $11.2 million for the three months ended March 31, 2019 as compared to a loss of $20.8 million recorded in the fourth quarter of 2018. Excluding the impact of the sale of securities in the fourth quarter of 2018, total non-interest income decreased $860,000, or 7.1%, for the three months ended March 31, 2019 compared to income of $12.1 million for the three months ended December 31, 2018. This decrease was primarily due to a $520,000 decrease in other income primarily attributed to gains on our equipment finance portfolio and a decrease of $349,000 in gain on sales of other real estate owned.
Total non-interest expenses were $103.4 million for the three months ended March 31, 2019, an increase of $1.2 million, or 1.2%, as compared to the fourth quarter of 2018. Excluding the impact of the branch closure costs in the fourth quarter of 2018, total non-interest expenses increased $4.0 million, or 4.1%, for the three months ended March 31, 2019 compared to non-interest expenses of $99.4 million for the three months ended December 31, 2018. This increase is due to an increase of $4.2 million in compensation and fringe benefit expense, primarily related to employee benefits including medical expenses, and an increase of $1.9 million in office occupancy and equipment expense, in part due to increased snow removal costs. Partially offsetting these increases is a $1.0 million decrease in other operating expenses related to a $1.3 million charitable contribution to the State of New Jersey’s Neighborhood Revitalization Tax Credit (“NRTC”) Program during the fourth quarter of 2018.
Income tax expense was $19.3 million for the three months ended March 31, 2019 and $9.5 million for the three months ended December 31, 2018. The effective tax rate was 28.6% for the three months ended March 31, 2019 and 22.1% for the three months ended December 31, 2018. The effective tax rate was positively impacted in 2018 by the resetting of deferred tax assets to reflect the increase in New Jersey state tax rates. In addition, the effective tax rate was positively impacted in the fourth quarter of 2018 by a charitable contribution to the NRTC Program, which provided a $1.0 million tax credit.

First Quarter 2019 compared to First Quarter 2018
For the first quarter of 2019, net income totaled $48.2 million, a decrease of $9.8 million as compared to $57.9 million in the first quarter of 2018. The changes in net income on a year over year quarter basis are highlighted below.

On a year over year basis, first quarter of 2019 net interest income decreased by $9.8 million, or 5.7%, as compared to the first quarter of 2018 due to:

•
Interest expense increased $34.5 million, or 58.3%, primarily attributable to an increase in the weighted average cost of interest-bearing liabilities of 59 basis points to 1.81% for the three months ended March 31, 2019. The average balance of interest-bearing deposits increased $764.3 million, or 5.2%, to $15.40 billion for the three months ended March 31, 2019 and the average balance of total borrowed funds increased $562.5 million, or 12.1%, to $5.23 billion.

•
An increase in interest and dividend income of $24.7 million, or 10.6%, to $256.2 million primarily as a result of a $1.44 billion increase in the average balance of net loans primarily from loan originations, offset by paydowns and payoffs. The weighted average yield on net loans increased 10 basis points to 4.19% primarily driven by higher average yields on new loan origination volume. In addition, the weighted average yield on securities increased 51 basis points to 2.90%, primarily driven by higher average yields on available-for-sale debt securities.

•	Prepayment penalties, which are included in interest income, totaled $3.7 million for the three months ended March 31, 2019 as compared to $5.2 million for the three months ended March 31, 2018.
Net interest margin decreased 30 basis points year over year to 2.55% for the three months ended March 31, 2019 from 2.85% for the three months ended March 31, 2018, primarily driven by the higher cost of interest-bearing liabilities, partially offset by higher yields on interest-earning assets.
Total non-interest income was $11.2 million for the three months ended March 31, 2019, an increase of $2.1 million, or 22.9%, year over year. The increase is due to an increase of $718,000 in fees and service charges and an increase of $718,000 in other income primarily attributed to non-depository investment products and gains on our equipment finance portfolio.
Total non-interest expenses were $103.4 million for the three months ended March 31, 2019, an increase of $2.3 million, or 2.3%, year over year. The increase is due to an increase of $1.9 million in compensation and fringe benefit expense due to additions to our staff to support our growth as well as merit increases, an increase of $1.9 million in data processing and communication expense and an increase of $1.5 million in advertising and promotional expense. These increases are partially offset by a decrease of $1.5 million in professional fees and a decrease of $1.2 million in federal insurance premiums.

Income tax expense was $19.3 million for the three months ended March 31, 2019 and $20.1 million for the three months ended March 31, 2018. The effective tax rate was 28.6% for the three months ended March 31, 2019 and 25.7% for the three months ended March 31, 2018.

Asset Quality
Our provision for loan losses is primarily a result of the inherent credit risk in our overall portfolio, the growth and composition of the loan portfolio, and the level of non-accrual loans and charge-offs. For the three months ended March 31, 2019, our provision for loan losses was $3.0 million, compared to $3.5 million for the three months ended December 31, 2018 and $2.5 million for the three months ended March 31, 2018. For the three months ended March 31, 2019, net charge-offs were $4.1 million compared to net recoveries of $1.5 million for the three months ended December 31, 2018 and net charge-offs of $2.3 million for the three months ended March 31, 2018.
Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (“PCI”) loans, primarily consisting of loans recorded in the Company’s acquisitions. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank.
Total non-accrual loans were $117.7 million, or 0.54% of total loans, at March 31, 2019 compared to $124.9 million, or 0.58% of total loans, at December 31, 2018. We continue to proactively and diligently work to resolve our troubled loans.
At March 31, 2019, there were $40.1 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $29.1 million were residential and consumer loans, $8.1 million were commercial and industrial loans and $2.9 million were commercial real estate loans. TDRs of $13.6 million were classified as accruing and $26.5 million were classified as non-accrual at March 31, 2019.
The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	March 31, 2019		December 31, 2018		September 30, 2018		June 30, 2018		March 31, 2018
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	113	$24.8	97	$20.2	99	$21.3	101	$20.6	97	$16.9
Construction	—	—	3	9.2	—	—	—	—	—	—
Multi-family	11	29.6	6	23.1	11	12.4	6	27.4	3	5.0
Commercial real estate	4	4.5	7	5.5	8	15.3	9	8.7	5	5.7
Commercial and industrial	15	11.3	9	2.1	14	5.0	7	2.9	6	3.4
Total 30 to 59 days past due	143	70.2	122	60.1	132	54.0	123	59.6	111	31.0
60 to 89 days past due:
Residential and consumer	37	7.1	37	9.2	34	5.2	37	9.5	46	7.7
Construction	—	—	—	—	3	9.3	—	—	—	—
Multi-family	1	1.1	1	2.6	10	36.7	—	—	—	—
Commercial real estate	—	—	1	3.4	4	4.2	—	—	1	0.3
Commercial and industrial	7	3.8	5	0.9	4	5.4	1	2.1	1	0.1
Total 60 to 89 days past due	45	12.0	44	16.1	55	60.8	38	11.6	48	8.1
Total accruing past due loans	188	$82.2	166	$76.2	187	$114.8	161	$71.2	159	$39.1
Non-accrual:
Residential and consumer	296	$56.4	320	$59.0	347	$66.3	375	$69.2	390	$72.5
Construction	1	0.2	1	0.2	1	0.2	1	0.3	1	0.3
Multi-family	14	34.1	15	33.9	3	2.6	9	19.5	8	20.2
Commercial real estate	32	9.8	35	12.4	39	15.5	36	16.7	38	19.7
Commercial and industrial	14	17.2	14	19.4	14	19.8	13	28.9	19	23.3
Total non-accrual loans	357	$117.7	385	$124.9	404	$104.4	434	$134.6	456	$136.0
Accruing troubled debt restructured loans	54	$13.6	54	$13.6	59	$13.2	56	$12.8	54	$12.4
Non-accrual loans to total loans		0.54%		0.58%		0.50%		0.65%		0.66%
Allowance for loan losses as a percent of non-accrual loans		199.44%		188.78%		221.06%		171.46%		169.97%
Allowance for loan losses as a percent of total loans		1.08%		1.09%		1.10%		1.11%		1.12%

Balance Sheet Summary

Total assets increased $316.6 million, or 1.2%, to $26.55 billion at March 31, 2019 from December 31, 2018. Net loans increased $125.0 million, or 0.6%, to $21.50 billion at March 31, 2019. Securities decreased $4.3 million, or 0.1%, to $3.68 billion at March 31, 2019.

Effective January 1, 2019, the Company adopted new accounting guidance that requires leases to be recognized on our Consolidated Balance Sheet as a right-of-use asset and a lease liability. Our right-of-use assets and lease liabilities were $187.6 million and $197.3 million, respectively, at March 31, 2019.

The detail of the loan portfolio (including PCI loans) is below:

	March 31, 2019	December 31, 2018
	(In thousands)
Commercial Loans:
Multi-family loans	$8,174,342	8,165,187
Commercial real estate loans	4,852,402	4,786,825
Commercial and industrial loans	2,430,540	2,389,756
Construction loans	232,170	227,015
Total commercial loans	15,689,454	15,568,783
Residential mortgage loans	5,366,970	5,351,115
Consumer and other	691,229	707,866
Total Loans	21,747,653	21,627,764
Deferred fees, premiums and other, net	(9,826)	(13,811)
Allowance for loan losses	(234,717)	(235,817)
Net loans	$21,503,110	21,378,136

During the three months ended March 31, 2019, we originated $213.4 million in commercial real estate loans, $197.7 million in commercial and industrial loans, $186.0 million in multi-family loans, $85.5 million in residential loans, $16.8 million in consumer and other loans and $1.5 million in construction loans. The growth in the loan portfolio reflects our continued focus on growing and diversifying our loan portfolio. Our loans are primarily on properties and businesses located in New Jersey and New York.
We also purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the three months ended March 31, 2019, we purchased loans totaling $84.7 million from these entities. In addition to the loans originated for our portfolio, we originated residential mortgage loans for sale to third parties totaling $27.6 million during the three months ended March 31, 2019.
The allowance for loan losses decreased by $1.1 million to $234.7 million at March 31, 2019 from $235.8 million at December 31, 2018. Our allowance for loan losses is impacted by the inherent credit risk, growth and composition of our overall portfolio, as well as the level of non-accrual loans and charge-offs. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area. At March 31, 2019, our allowance for loan losses as a percent of total loans was 1.08%.
Securities decreased by $4.3 million, or 0.1%, to $3.68 billion at March 31, 2019. This decrease was primarily a result of paydowns, partially offset by purchases.

Deposits increased by $49.7 million, or 0.3%, from $17.58 billion at December 31, 2018 to $17.63 billion at March 31, 2019 primarily driven by an increase in time deposits, partially offset by decreases in checking and savings accounts. Checking accounts decreased $141.8 million to $7.18 billion at March 31, 2019 from $7.32 billion at December 31, 2018. Core deposits (savings, checking and money market) represented approximately 72% of our total deposit portfolio at March 31, 2019 compared to 74% at December 31, 2018.
Borrowed funds increased by $113.9 million, or 2.1%, to $5.55 billion at March 31, 2019 from $5.44 billion at December 31, 2018 to help fund the growth of the loan portfolio.
Stockholders’ equity decreased by $49.5 million to $2.96 billion at March 31, 2019 from $3.01 billion at December 31, 2018, primarily attributed to the repurchase of 6.2 million shares of common stock for $73.7 million and cash dividends of $0.11 per share totaling $31.0 million during the three months ended March 31, 2019. These decreases were partially offset by net income of $48.2 million and share-based plan activity of $6.2 million for the three months ended March 31, 2019. The Bank remains above FDIC “well capitalized” standards, with a Tier 1 Leverage Ratio of 9.84% at March 31, 2019.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of March 31, 2019 operated from its corporate headquarters in Short Hills, New Jersey and 147 branches located throughout New Jersey and New York.

Earnings Conference Call April 25, 2019 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call on Thursday, April 25, 2019 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.

Conference Call Pre-registration link: http://dpregister.com/10130512

A telephone replay will be available beginning on April 25, 2019 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on July 25, 2019. The replay number is (877) 344-7529, password 10130512. The conference call will also be simultaneously webcast on the Company’s website www.investorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	March 31, 2019	December 31, 2018
	(unaudited)	(audited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$186,083	196,891
Equity securities	5,880	5,793
Debt securities available-for-sale, at estimated fair value	2,156,340	2,122,162
Debt securities held-to-maturity, net (estimated fair value of $1,536,684 and $1,558,564 at March 31, 2019 and December 31, 2018, respectively)	1,516,600	1,555,137
Loans receivable, net	21,503,110	21,378,136
Loans held-for-sale	6,827	4,074
Federal Home Loan Bank stock	258,949	260,234
Accrued interest receivable	82,417	77,501
Other real estate owned	6,989	6,911
Office properties and equipment, net	177,465	177,432
Right-of-use assets	187,560	—
Net deferred tax asset	101,499	104,411
Bank owned life insurance	213,491	211,914
Goodwill and intangible assets	98,551	99,063
Other assets	43,879	29,349
Total assets	$26,545,640	26,229,008
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$17,629,999	17,580,269
Borrowed funds	5,549,587	5,435,681
Advance payments by borrowers for taxes and insurance	148,277	129,891
Lease liabilities	197,281	—
Other liabilities	64,666	77,837
Total liabilities	23,589,810	23,223,678
Stockholders’ equity	2,955,830	3,005,330
Total liabilities and stockholders’ equity	$26,545,640	26,229,008

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	For the Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(unaudited)	(unaudited)	(unaudited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$224,890	221,566	204,722
Securities:
GSE obligations	266	267	274
Mortgage-backed securities	23,630	21,627	20,022
Equity	37	34	35
Municipal bonds and other debt	2,522	5,755	2,258
Interest-bearing deposits	535	894	455
Federal Home Loan Bank stock	4,337	4,278	3,801
Total interest and dividend income	256,217	254,421	231,567
Interest expense:
Deposits	65,422	58,279	36,376
Borrowed funds	28,117	26,836	22,707
Total interest expense	93,539	85,115	59,083
Net interest income	162,678	169,306	172,484
Provision for loan losses	3,000	3,500	2,500
Net interest income after provision for loan losses	159,678	165,806	169,984
Non-interest income:
Fees and service charges	6,176	5,948	5,458
Income on bank owned life insurance	1,577	1,501	1,286
Gain on loans, net	433	746	257
Gain (loss) on securities, net	64	(32,802)	(46)
Gain on sales of other real estate owned, net	224	573	153
Other income	2,720	3,240	2,002
Total non-interest income	11,194	(20,794)	9,110
Non-interest expense:
Compensation and fringe benefits	60,998	56,789	59,061
Advertising and promotional expense	3,612	3,931	2,087
Office occupancy and equipment expense	16,171	17,093	16,578
Federal insurance premiums	3,300	3,800	4,500
General and administrative	484	626	500
Professional fees	2,940	3,497	4,402
Data processing and communication	7,999	7,491	6,123
Other operating expenses	7,905	8,996	7,834
Total non-interest expenses	103,409	102,223	101,085
Income before income tax expense	67,463	42,789	78,009
Income tax expense	19,305	9,459	20,084
Net income	$48,158	33,330	57,925
Basic earnings per share	$0.18	0.12	0.20
Diluted earnings per share	$0.18	0.12	0.20

Basic weighted average shares outstanding	267,664,063	274,909,840	287,685,531
Diluted weighted average shares outstanding	268,269,730	275,249,994	289,131,916

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$175,281	535	1.22%	$246,322	894	1.45%	$199,283	455	0.91%
Equity securities	5,811	37	2.55%	5,796	34	2.35%	5,702	35	2.46%
Debt securities available-for-sale	2,111,832	15,416	2.92%	2,141,255	13,254	2.48%	2,020,833	10,852	2.15%
Debt securities held-to-maturity	1,532,764	11,002	2.87%	1,583,201	14,395	3.64%	1,759,737	11,702	2.66%
Net loans	21,452,923	224,890	4.19%	20,978,370	221,566	4.22%	20,011,353	204,722	4.09%
Federal Home Loan Bank stock	260,543	4,337	6.66%	249,454	4,278	6.86%	239,100	3,801	6.36%
Total interest-earning assets	25,539,154	256,217	4.01%	25,204,398	254,421	4.04%	24,236,008	231,567	3.82%
Non-interest earning assets	942,523			681,282			697,486
Total assets	$26,481,677			$25,885,680			$24,933,494

Interest-bearing liabilities:
Savings	$2,039,919	4,370	0.86%	$2,064,286	3,535	0.68%	$2,331,475	3,290	0.56%
Interest-bearing checking	4,975,209	22,082	1.78%	4,857,070	19,075	1.57%	4,812,897	13,579	1.13%
Money market accounts	3,630,708	14,246	1.57%	3,657,772	13,562	1.48%	4,091,149	9,292	0.91%
Certificates of deposit	4,752,700	24,724	2.08%	4,601,607	22,107	1.92%	3,398,732	10,215	1.20%
Total interest-bearing deposits	15,398,536	65,422	1.70%	15,180,735	58,279	1.54%	14,634,253	36,376	0.99%
Borrowed funds	5,229,663	28,117	2.15%	4,967,147	26,836	2.16%	4,667,160	22,707	1.95%
Total interest-bearing liabilities	20,628,199	93,539	1.81%	20,147,882	85,115	1.69%	19,301,413	59,083	1.22%
Non-interest-bearing liabilities	2,868,166			2,706,262			2,508,888
Total liabilities	23,496,365			22,854,144			21,810,301
Stockholders’ equity	2,985,312			3,031,536			3,123,193
Total liabilities and stockholders’ equity	$26,481,677			$25,885,680			$24,933,494

Net interest income		$162,678			$169,306			$172,484

Net interest rate spread			2.20%			2.35%			2.60%

Net interest earning assets	$4,910,955			$5,056,516			$4,934,595

Net interest margin			2.55%			2.69%			2.85%

Ratio of interest-earning assets to total interest-bearing liabilities	1.24	X		1.25	X		1.26	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Return on average assets	0.73%	0.52%	0.93%
Return on average assets, adjusted (1)	0.73%	0.94%	0.93%
Return on average equity	6.45%	4.40%	7.42%
Return on average equity, adjusted (1)	6.45%	8.07%	7.42%
Return on average tangible equity	6.67%	4.55%	7.67%
Return on average tangible equity, adjusted (1)	6.67%	8.34%	7.67%
Interest rate spread	2.20%	2.35%	2.60%
Net interest margin	2.55%	2.69%	2.85%
Efficiency ratio	59.47%	68.83%	55.67%
Efficiency ratio, adjusted (1)	59.47%	54.80%	55.67%
Non-interest expense to average total assets	1.56%	1.58%	1.62%
Average interest-earning assets to average interest-bearing liabilities	1.24	1.25	1.26

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

		March 31, 2019	December 31, 2018
Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.52%	0.55%
Non-performing loans as a percent of total loans		0.60%	0.64%
Allowance for loan losses as a percent of non-accrual loans		199.44%	188.78%
Allowance for loan losses as a percent of total loans		1.08%	1.09%

Capital Ratios:
Tier 1 Leverage Ratio (2)		9.84%	10.28%
Common equity tier 1 risk-based (2)		12.96%	13.41%
Tier 1 Risk-Based Capital (2)		12.96%	13.41%
Total Risk-Based Capital (2)		14.15%	14.60%
Equity to total assets (period end)		11.13%	11.46%
Average equity to average assets		11.27%	11.71%
Tangible capital to tangible assets (1)		10.80%	11.12%
Book value per common share (1)		$11.02	$10.95
Tangible book value per common share (1)		$10.65	$10.59

Other Data:
Number of full service offices		147	151
Full time equivalent employees		1,922	1,928

(1) See Non-GAAP Reconciliation.
(2) Ratios are for Investors Bank and do not include capital retained at the holding company level.

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(Dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	March 31, 2019	December 31, 2018

Total stockholders’ equity	$2,955,830	3,005,330
Goodwill and intangible assets	98,551	99,063
Tangible stockholders’ equity	$2,857,279	2,906,267

Book Value per Share Computation
Common stock issued	359,070,852	359,070,852
Treasury shares	(79,004,387)	(72,797,738)
Shares outstanding	280,066,465	286,273,114
Unallocated ESOP shares	(11,724,025)	(11,842,448)
Book value shares	268,342,440	274,430,666

Book Value per Share	$11.02	$10.95
Tangible Book Value per Share	$10.65	$10.59

Total assets	$26,545,640	26,229,008
Goodwill and intangible assets	98,551	99,063
Tangible assets	$26,447,089	26,129,945

Tangible capital to tangible assets	10.80%	11.12%

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(dollars in thousands, except share data)

Net Income and Diluted EPS, as adjusted

	For the Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Income before income tax expense	$67,463	42,789	78,009
Income tax expense	19,305	9,459	20,084
Net income	$48,158	33,330	57,925
Effective tax rate	28.6%	22.1%	25.7%

Loss on securities (1)	$—	(32,848)	—
Non-interest income adjustment, net of tax	—	(25,587)	—

Office occupancy and equipment expense (2)	—	2,843	—
Total non-interest expense adjustments	—	2,843	—
Non-interest expense adjustments, net of tax	—	2,215	—

Adjusted net income	$48,158	61,132	57,925

Adjusted diluted earnings per share	$0.18	0.22	0.20

Weighted average diluted shares	268,269,730	275,249,994	289,131,916

Performance Ratios, as adjusted
	For the Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Total non-interest expense	$103,409	102,223	101,085
Net interest income	162,678	169,306	172,484
Total non-interest income	11,194	(20,794)	9,110

Efficiency ratio	59.47%	68.83%	55.67%

Loss on securities (1)	$—	(32,848)	—
Adjusted non-interest income	$11,194	12,054	9,110

Office occupancy and equipment expense (2)	$—	2,843	—
Adjusted non-interest expense	$103,409	99,380	101,085

Adjusted efficiency ratio	59.47%	54.80%	55.67%

Average tangible equity	$2,886,491	2,932,157	3,022,769
Average equity	$2,985,312	3,031,536	3,123,193
Average assets	$26,481,677	25,885,680	24,933,494

Adjusted return on average assets	0.73%	0.94%	0.93%
Adjusted return on average equity	6.45%	8.07%	7.42%
Adjusted return on average tangible equity	6.67%	8.34%	7.67%

(1) Loss on securities includes the loss from the sale of available-for-sale securities in December 2018.
(2) Office occupancy and equipment expense includes costs related to the branch closures announced in December 2018.